Exhibit 4.1

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

by and among

PBF ENERGY INC.

and

THE PERSONS SET FORTH ON THE SIGNATURE PAGES HERETO

i

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 12, 2012, by and among PBF Energy Inc., a Delaware corporation (the “Corporation”), and each of the Holders (as defined below) set forth on the signature pages attached hereto.

RECITALS

WHEREAS, the Holders are holders of PBF LLC Units (as defined below), which, pursuant to the Exchange Agreement (as defined below), are exchangeable at the option of the holder thereof for shares of the Corporation’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”); and

WHEREAS, the Corporation has agreed to provide the Holders with the registration and other rights set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The terms set forth below are used herein as so defined.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transfer” means any transfer of PBF LLC Units or Registrable Securities (and/or the rights granted to the Holders by the Corporation under this Agreement) from any Holder to a Permitted Transferee of such Holder and any successive Affiliate Transfers.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Class A Common Stock” has the meaning specified therefor in the recitals.

“Commission” means the United States Securities and Exchange Commission.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of or about the date hereof, among the Corporation and the Persons from time to time party thereto, as amended from time to time.

“Holder” means those Persons (other than the Corporation) who shall from time to time be parties to this Agreement in accordance with the terms hereof (including permitted transferees thereof) who are the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.05(k).

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a).

“IPO” means the first Underwritten Offering pursuant to a Registration Statement on Form S-1 that has been declared effective under the Securities Act by the Commission.

“Lock-Up Period” means the lock-up period pursuant to the underwriting agreement entered into in connection with the IPO.

“Losses” has the meaning specified therefor in Section 2.09(a).

“Managing Underwriter” means the book running lead manager or managers of any Underwritten Offering.

“Opt Out Notice” has the meaning specified therefor in Section 2.04 of this Agreement.

“PBF LLC” means PBF Energy Company LLC, a Delaware limited liability company, and any successor thereto.

“PBF LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of PBF LLC, dated as of or about the date hereof, as amended from time to time.

“PBF LLC Units” means “Units” as such term is defined in the PBF LLC Agreement.

“Permitted Transferee” has the meaning given to such term in the PBF LLC Agreement.

“Person” means any individual, corporation, partnership, voluntary association, partnership, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Registration” has the meaning specified therefor in Section 2.02(a).

“Registrable Securities” means any shares of Class A Common Stock that may be delivered in exchange for PBF LLC Units and any other shares of Class A Common Stock otherwise held by the Holders from time to time, including any shares of Class A Common Stock issued in respect of any Registrable Securities by reason of or in connection with any dividend, distribution, split or purchase by the Holders after the date hereof, in each case until such time as such securities cease to be Registrable Securities pursuant to Section 1.02. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, such Registrable Securities shall be deemed to be in existence and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder whenever such Person has the right to acquire such Registrable Securities (upon conversion, exchange or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right other than vesting), whether or not such acquisition has actually been effected.

“Registration Expenses” has the meaning specified therefor in Section 2.08(a).

“S-3 Shelf Registration Statement” has the meaning specified therefor in Section 2.01(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.08(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a).

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Class A Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal.”

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by the Corporation or one of its subsidiaries or otherwise ceases to be outstanding; (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (e) when and to the extent such securities may be publicly sold without limitation as to amount pursuant to Rule 144 (or any successor provision) under the Securities Act or are otherwise freely transferrable to the public without further registration under the Securities Act.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. The Corporation shall use its commercially reasonable efforts to (i) prepare and file with the Commission a registration statement under the Securities Act within five business days of the expiration of the Lock-Up Period or any extension thereof covering (A) the delivery from time to time by the Corporation to the Holders of all shares of Class A Common Stock deliverable to the Holders in exchange for PBF LLC Units pursuant to the Exchange Agreement and (B) the public resale by the Holders of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (the “Shelf Registration Statement”), and (ii) cause the Shelf Registration Statement to become effective no later than 90 days after the expiration of the Lock-Up Period or any extension thereof. If a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Corporation in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Corporation shall use its commercially reasonable efforts to include such information in the prospectus supplement. The Corporation shall use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for exchange and, if applicable, resale of all Registrable Securities by the Holders and that it conforms in all material respects with the requirements of the Securities Act during the entire period beginning on the date the Shelf Registration Statement first is declared effective under the Securities Act and ending on the earlier to occur of (x) the date all Registrable Securities covered by the Shelf Registration Statement have been exchanged and distributed in the manner set forth and as contemplated in the Shelf Registration Statement and (y) the date on which any Registrable Securities covered by the Shelf Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Shelf Registration Statement when declared effective will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of the prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made).

(b) S-3 Registration Statement. If the Corporation becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Corporation shall promptly give notice of such eligibility to the Holders covered thereby and may (unless the Holders reasonably object) or shall, at the request of the Holders, promptly convert the Shelf Registration Statement on Form S-1 to a registration statement on Form S-3 or such other short-form registration statement by means of a post-effective amendment or otherwise (the “S-3 Shelf Registration Statement”) for the exchange and resale of any then existing Registrable Securities unless any Holder with Registrable Securities registered under the Shelf Registration Statement notifies the Corporation within 10 Business Days of receipt of the Corporation notice that such conversion would interfere with its distribution of Registrable

Securities already in progress and provides a reasonable explanation therefor, in which case the Corporation will delay the conversion of the Shelf Registration Statement for a reasonable time after receipt of the first such notice, not to exceed 30 days in the aggregate, for all Holders requesting such suspension (unless the Corporation, at such time as the conversion from Form S-1 to Form S-3 or such other short-form registration statement may occur, would otherwise be required to amend the Shelf Registration Statement and require that Holders suspend sales). Upon the effectiveness of the S-3 Shelf Registration Statement, all references to the Shelf Registration Statement in this Agreement shall then automatically be deemed to be a reference to the S-3 Shelf Registration Statement.

(c) Delay Rights. Notwithstanding anything to the contrary contained herein, the Corporation may, at any time and from time to time, upon written notice to each Holder, postpone effecting a Shelf Registration Statement or suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant thereto), for one or more periods not to exceed an aggregate of 120 days in any 365-day period exclusive of days covered by any lock-up agreement executed by a Holder in connection with any Underwritten Offering and as set forth in Section 2.07, if (i) the Corporation is pursuing a material acquisition, merger, reorganization, disposition, offering of securities or other similar transaction and the Corporation determines in good faith that the Corporation’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the Corporation has experienced some other material non-public event or is in possession of material non-public information concerning the Corporation, the disclosure of which at such time, in the good faith judgment of the Corporation, would materially adversely affect the Corporation or (iii) at any time prior to the time when the Corporation is eligible to utilize the S-3 Shelf Registration Statement, the Corporation has prepared and filed with the Commission a post-effective amendment for the purpose of updating financial information or other information therein and such post-effective amendment has not been declared effective by the Commission. Upon disclosure of such information or the termination of the condition or expiration of the period described above, as applicable, the Corporation shall provide prompt written notice (including via email) to each Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of exchanges or sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Piggyback Registration.

(a) Underwritten Offering Participation. If at any time after the closing of the IPO, the Corporation proposes to file a registration statement (other than a Shelf Registration Statement or registrations on such form(s) solely for registration of shares of Class A Common Stock in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to Section 2.03, for the sale of Class A Common Stock in an Underwritten Offering for its own account and/or another Person (each a “Piggyback Registration”), then as soon as practicable but not less than 10 Business Days prior to the filing of (x) any preliminary prospectus supplement to a prospectus that includes the Registrable Securities, relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement to a prospectus that includes the Registrable Securities, relating to such Underwritten

Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, the Corporation shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Subject to Section 2.02(b), the Corporation shall include in such Underwritten Offering all such Registrable Securities (as may be cutback below, the “Included Registrable Securities”) with respect to which the Corporation has received requests within five Business Days (except in the case of a “bought deal” or an “overnight transaction” where no preliminary prospectus is used, then within one Business Day) after the Corporation’s notice has been delivered in accordance with Section 3.01. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Corporation shall determine for any reason not to undertake or to delay such Underwritten Offering, the Corporation shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Corporation of such withdrawal up to and including the time of pricing of such offering. No such withdrawal shall affect the Corporation’s obligation to pay any and all Registration Expenses. After the time the Corporation has caused to become effective a Shelf Registration Statement covering all shares to be registered pursuant to Section 2.01 hereof, no Holder shall be entitled to participate in any such Underwritten Offering under this Section 2.02(a) unless such Holder and its Affiliates hold at least $15 million of Registrable Securities on the date of such notice (determined by multiplying the number of Registrable Securities offered by the average of the closing price for Class A Common Stock for the 10 trading days preceding the date of such notice).

(b) Priority of Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Class A Common Stock advises the Corporation in writing that the total amount of Class A Common Stock which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Class A Common Stock offered or the market for the Class A Common Stock, then the Class A Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Corporation can be sold without having such adverse effect, with such number to be allocated as follows: first, to the Corporation; second, if there remains availability for additional Class A Common Stock to be included in such Underwritten Offering, pro rata among the Selling Holders who have requested participation in the Underwritten Offering to the exclusion of other Persons; and third, if there remains availability for additional Class A Common Stock to be included in such Underwritten Offering, pro rata among any other Persons who have been granted registration rights or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering.

Section 2.03 Demand Registration.

(a) Underwritten Offering. At any time after the Shelf Registration Statement has been declared effective, any one or more Holders may deliver written notice to the Corporation that such Holders (the “requesting Holders”) wish to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering if such Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $25 million. Upon receipt of such written request, the Corporation shall use commercially reasonable efforts to retain underwriters and effect such sale through an Underwritten Offering and take all commercially reasonable actions as are requested by the Managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities; provided, however, the Corporation shall not be required to (i) enter into any lock-up agreement or similar obligation or (ii) cause its management to participate in any “road show” or similar marketing effort in connection with any Underwritten Offering if the gross proceeds from such Underwritten Offering is reasonably anticipated to be less than $75 million, unless the Managing Underwriter or underwriters of any such proposed Underwritten Offering advise the Corporation that the failure of the Corporation to enter into a lock-up agreement or similar obligation or the Corporation’s management to participate in such road show would adversely affect the price, timing or distribution of the shares of Class A Common Stock. The Corporation may elect to include primary shares of Class A Common Stock in any Underwritten Offering undertaken pursuant to this Section 2.03(a). If the Managing Underwriter or Underwriters of any proposed Underwritten Offering pursuant to this Section 2.03(a) advises the Corporation and the requesting Holders in writing that the total amount of Class A Common Stock which the requesting Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Class A Common Stock offered or the market for the Class A Common Stock, then the Class A Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Corporation and the requesting Holders can be sold without having such adverse effect, with such number to be allocated as follows: first, to the requesting Holders and any other Holders having piggyback registration rights pursuant to Section 2.02 pro rata among such requesting Holders and other Holders; second, if there remains availability for additional Class A Common Stock to be included in such Underwritten Offering, to the Corporation; and third, if there remains availability for additional Class A Common Stock to be included in such Underwritten Offering, pro rata among any other Persons who have been granted registration rights or are granted registration rights on or after the date of this Agreement who are entitled to participate in the Underwritten Offering.

(b) Appointment of Underwriters. In connection with an Underwritten Offering, the Corporation shall have the sole right to appoint the Managing Underwriters and underwriters.

(c) Limitations on Demand Registration. Notwithstanding anything to the contrary contained herein, (i) the Holders shall be entitled to request in the aggregate no more than two Underwritten Offerings pursuant to Section 2.03(a) in any 365-day period, (ii) each of Blackstone and First Reserve (each as defined in the PBF LLC Agreement) shall be entitled to request no more than four Underwritten Offerings pursuant to Section 2.03(a) in the aggregate, and (iii) the Corporation shall not be obligated to effect any Underwritten Offering pursuant to Section 2.03(a) prior to the expiration of 120 days from the closing of any other Underwritten Offering for which the Holders had piggyback registration rights pursuant to Section 2.02.

Section 2.04 Opt-Out Notice. Any Holder may deliver written notice (an “Opt Out Notice”) to the Corporation requesting that such Holder not receive notice from the Corporation of any proposed Underwritten Offering or of any blackout periods contemplated by Section 2.01(c). Such Opt Out Notice shall contain a covenant that the Holder will not attempt to effect any sales under the Shelf Registration Statement while the Opt Out Notice is in effect; however such Holder may make sales under Rule 144. Any Holder that delivers an Opt Out Notice may later revoke any such notice.

Section 2.05 Registration Procedures. In connection with its obligations contained in Sections 2.01 and 2.02 hereof, the Corporation will as promptly as reasonably practicable:

(a) subject to Section 2.01(c), prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and any prospectus used in connection therewith or reports filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period, and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered thereby;

(b) furnish, upon reasonable request, to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference into such registration statement or any supplement or amendment thereto), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such registration statement and the prospectus included therein or any supplement or amendment thereto, (ii) such number of copies of such registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement, and (iii) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as any Selling Holder or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Corporation will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, however, that the Corporation shall not be required to specify in the written notice to the Selling Holders the nature of such event; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; (iii) the receipt by the Corporation of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; or (iv) any Commission request that a registration statement contemplated by the Agreement be amended or supplemented; following the provision of such notice, the Corporation agrees to as promptly as reasonably practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove such stop order, suspension, threat thereof or proceedings related thereto;

(e) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish upon request, (i) an opinion of counsel for the Corporation in customary form dated the date of the closing of the Underwritten Offering, and (ii) a “cold comfort” letter or letters, dated the date of execution of the underwriting agreement and a letter or letters of like kind dated the date of the closing of the Underwritten Offering, in each case, signed by the independent public accountants who have certified the financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter or letters shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in an Underwritten Offering of securities of the Corporation and such other matters as such underwriters may reasonably request;

(f) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act in accordance with Rule 158 thereunder (or any similar rule promulgated under the Securities Act) or otherwise;

(g) make available to the appropriate representatives of the Managing Underwriter and each Selling Holder who is an Affiliate of the Corporation access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Corporation need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Corporation;

(h) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Corporation are then listed;

(i) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(j) enter into customary agreements and take such other actions as are reasonably requested by any Selling Holder or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities; and

(k) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Holder Underwriter Registration Statement”), then the Corporation will cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Corporation and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Corporation will furnish to such Holder, on the date of the effectiveness of any Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (i) a letter, dated such date, from the Corporation’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Corporation for purposes of such Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” assurance for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of the Corporation addressed to such Holder. The Corporation will also permit one legal counsel to such Holder(s) to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.

Section 2.06 Cooperation by Holders; Participation in Underwritten Offering.

(a) Effect of Certain Events. Each Selling Holder, upon receipt of notice from the Corporation of the happening of any event of the kind described in Section 2.05(d), shall forthwith discontinue exchanges or dispositions of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(d) or until it is advised in writing by the Corporation that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Corporation, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to the Corporation (at the Corporation’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

(b) Compliance with Securities Act. The Corporation shall have no obligation to include in any registration statement contemplated hereunder Registrable Securities of a Selling Holder who has failed to timely furnish such information which, in the opinion of counsel to the Corporation, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

(c) General Procedures. In connection with an Underwritten Offering, each Selling Holder and the Corporation shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting agreement, and to furnish to the Corporation such information as the Corporation or its representatives may reasonably request in writing for inclusion in the Piggyback Registration or Shelf Registration Statement or prospectus or any amendment or supplement thereto, as the case may be. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell the securities being registered on its behalf, its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.06, such Selling Holder may elect to withdraw therefrom by notice to the Corporation and the Managing Underwriter and such withdrawal may be made up to and including the time of pricing of the Underwritten Offering. No such withdrawal or abandonment shall affect the Corporation’s obligation to pay Registration Expenses.

Section 2.07 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder who, along with its Affiliates, beneficially owns at least twenty five percent (25%) of the number of shares of Class A Common Stock then outstanding (giving effect to the exchange of all PBF LLC Units held by Persons other than the Corporation for shares of Class A Common Stock) shall agree not to effect any public sale or distribution of the Registrable Securities during the 90 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Corporation or the officers, directors or any other similarly situated stockholder of the Corporation on whom a restriction is imposed; (ii) such restrictions shall not apply on or after the third anniversary of the IPO; and (iii) the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.08 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Corporation’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02 or an Underwritten Offering pursuant to Section 2.03, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and quotation system fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority (formerly the National Association of Securities Dealers, Inc.), transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Corporation, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.08 hereof, the Corporation shall not be responsible for legal fees or other costs incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, the Corporation shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b) Expenses. The Corporation will pay all Registration Expenses in connection with the Shelf Registration Statement filed pursuant to Section 2.01 of this Agreement, a Piggyback Registration pursuant to Section 2.02 or an Underwritten Offering pursuant to Section 2.03, whether or not the applicable registration statement becomes effective or any sale is made pursuant thereto. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.09 Indemnification.

(a) By the Corporation. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Corporation will indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of a prospectus, in the light of the circumstances under which they were made) contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or any “free writing prospectus” (as defined in Rule 405 under the Securities Act)

prepared by or on behalf of the Corporation or used or referred to by the Corporation, in each case in connection therewith, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings as such expenses are incurred and the Selling Holder Indemnified Person notifies the Corporation of such expenses; provided, however, that the Corporation will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such registration statement, or prospectus or any amendment or supplement thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Corporation, its Affiliates and their respective directors and officers, and each Person, if any, who controls the Corporation within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Corporation to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or such other registration statement, or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.09 except to the extent that it has been materially prejudiced by such failure and shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.09. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably satisfactory to such indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party and does not contain any admission of wrongdoing or illegal activity by the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to the Corporation or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Corporation on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Corporation on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Corporation available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times after the effective date of the first registration statement filed by the Corporation for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required to be filed by the Corporation under the Securities Act and the Exchange Act (at any time that it is subject to such reporting);

(c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Corporation, if any, filed with the Commission, and such other reports and documents filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such Registrable Securities without registration; and

(d) take such additional actions as may be reasonably required to permit the sale of Registrable Securities pursuant to Rule 144 as a result of subsequent amendments or modifications thereto or interpretive guidance provided by the Commission.

Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Corporation shall not, without the prior written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Corporation that would allow such current or future holder to require the Corporation to include securities in any registration statement filed by the Corporation on a basis that is senior in any way to the piggyback rights granted to the Holders hereunder.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a) if to any of the Holders, at the most current address given by such Holder to the Corporation in accordance with the provisions of this Section 3.01, which address initially is the address set forth in the PBF LLC Agreement,

(b) if to a Permitted Transferee of a Holder, to such Person at the address furnished by such Permitted Transferee, and

(c) if to the Corporation, to PBF Energy Inc., One Sylvan Way, Parsippany, New Jersey, Attn: General Counsel, Facsimile: (973) 455-7562, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attn: Todd E. Lenson, Facsimile: (212) 806-7793.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile; and when actually received, if sent by any other means. Any party may specify such other address as shall be provided in a notice given in accordance with this Section 3.01.

Section 3.02 Successor and Assigns; Subsequent Holders of Registrable Securities. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein. To the extent that PBF LLC issues PBF LLC Units in the future (including, without limitation, PBF LLC Units issuable upon exercise of outstanding options and warrants to purchase PBF LLC Units), then the holder of such PBF LLC Units shall have the right to execute and deliver a joinder to this Agreement in the form of Exhibit A hereto, whereupon such holder shall become a Holder hereunder.

Section 3.03 Transfer or Assignment of Registration Rights. The rights granted to the Holders by the Corporation under this Agreement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities so long as (a) such transfer or assignment is not in contravention of the PBF LLC Agreement and following such transfer or assignment such transferee or assignee holds Registrable Securities having an aggregate market value (based on the most recent closing price of the Class A Common Stock) at the time of such transfer or assignment of at least $10 million, or (b) any transferee or assignee of such Registrable Securities is already a party to this Agreement; provided that in any case, (x) the Corporation is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (y) each such transferee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement (unless it is already a party to this Agreement); and provided further, that the requirements in this Section 3.03(a) and 3.03(b) shall not apply to an Affiliate Transfer.

Section 3.04 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.05 Recapitalization, Exchanges, etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Class A Common Stock or other equity securities of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, including any Class A Common Stock or other equity securities that may be issued in exchange for PBF LLC Units in connection with any merger, consolidation or other business combination involving the Corporation, PBF LLC or any of their subsidiaries, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief, including specific performance, in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Corporation set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Registration Rights Agreement, dated as of February 26, 2008, by and among PBF Energy Partners LP and the Purchasers (as defined therein) party thereto.

Section 3.12 Amendment and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived or terminated, only by means of a written instrument signed by the Corporation and each of the Holders who, together with its Affiliates and Permitted Transferees, beneficially owns at least 950,000 shares of Class A Common Stock; provided, however, that no such amendment or waiver shall materially and adversely affect the rights of any Holder hereunder, relative to any other Holder, without the consent of such Holder.

Section 3.13 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PBF ENERGY INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Amended and Restated Registration Rights Agreement, dated as of December 12, 2012 (as amended, the “Registration Rights Agreement”), by and among PBF Energy Inc., a Delaware corporation (the “Corporation”), and each of the Holders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Registration Rights Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Registration Rights Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Registration Rights Agreement having acquired PBF LLC Units in PBF LLC. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Holder contained in the Registration Rights Agreement, with all attendant rights, duties and obligations of a Holder thereunder. The parties to the Registration Rights Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Registration Rights Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Registration Rights Agreement.

Name:

Address for Notices:	With copies to:

Attention:

Exhibit A-1